Exhibit 99.1

Poster on Use of Biovance® for Treatment of Venous Ulcers to be Featured at the Fall 2015 Symposium on Advanced Wound Care

LANGHORNE, PA -- September 24, 2015 -- Alliqua BioMedical, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), today announced that a poster on Alliqua’s Biovance® Human Amniotic Membrane Allograft will be featured at the Fall 2015 Symposium on Advanced Wound Care (SAWC), to be held at the Caesars Palace Hotel & Casino in Las Vegas, Nevada on

September 26-28.

The poster, titled “Key Factors Influencing Outcomes of Dehydrated, Decellularized Human Amniotic Membrane Allograft (DDHAM) Treated Venous Ulcers in a Real World Experience Study,” summarizes the results of an observational study demonstrating the clinical benefit of using DDHAM (Biovance) in addition to compression therapy for the treatment of patients with venous stasis ulcers (VSUs).

The results featured in this poster came from a registry study conducted across 19 centers in the United States that included 230 patients with 246 acute and chronic wounds. The study was designed to explore the risk/benefit of using a decellularized, dehydrated, human amniotic membrane (DDHAM) allograft as part of the treatment regimen of any skin ulcer that investigators thought would benefit. The study enrollment inclusion criteria was broad (any non-infected wound), with the only exclusion criterion being known hypersensitivity to DDHAM.

Ulcers of venous stasis etiology comprised the largest subset within the chronic wound group with 85 wounds in 78 intent-to-treat (ITT) subjects. The Good Wound Care (GWC) Group represents a subset of the ITT population. Good Wound Care was described as compliance with the use of compression dressings/wraps, maintenance of the applied allograft, no active infection at time of DDHAM initial placement, and no concomitant use of enzymatic debriders.

This observational study demonstrated clinical benefits in a real world, heterogeneous VSU population showing:

•	53% of the subjects in the GWC Group completely closed in an average observation period of about 6 weeks.
•	The impact of good wound care, as defined in this study, resulted in a 26% increase in the incidence of closure for the GWC Group, compared to the ITT population.
•	At an average of 8 weeks, the GWC Group’s venous stasis ulcers reduced in size by nearly 68%.
•	None of the venous stasis ulcers in the GWC Group that completely closed had reported infection prior to or during treatment while about one-third of those that did not close reported at least one episode of clinically suspected wound infection.

This observational study did not have a control arm. However, published venous leg ulcer studies demonstrate that under a controlled design, with restricted inclusion and exclusion criteria, an incidence of complete closure of 13-29% in 4 weeks to 6 months and a wound size reduction of 21-46% in the control arms over 4 to 12 weeks of treatment1.

1 See poster presentation for references.

Those who are unable to attend the event may view the poster on the Company’s webpage at http://www.alliqua.com beginning on Monday, September 28.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions, committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. The Company’s Mist Therapy System® uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. Alliqua also markets the human biologic wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. Alliqua’s electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. The Company has locations in Langhorne, PA and Eden Prairie, MN.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

CONTACT:

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com